Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 252-7999 F (617) 252-7550 www.vcel.com
Vericel Reports Fourth-Quarter and Year-End 2015 Financial Results
Total Revenues of $15.4 Million Reported for the Fourth Quarter
Conference Call Today at 8:00am Eastern Time
CAMBRIDGE, Mass., March 14, 2016 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2015.
Recent Business Highlights
During and since the fourth quarter of 2015, the company:

•	Announced positive top-line results from the Phase 2b ixCELL-DCM clinical trial of ixmyelocel-T in patients with heart failure due to ischemic dilated cardiomyopathy;

•
Received U.S. Food and Drug Administration (FDA) approval of the Epicel® (cultured epidermal autografts) HDE supplement, which revised the Epicel product label to include pediatric patients and specify the probable survival benefit for adult and pediatric patients treated with Epicel, and allows the company to sell Epicel for profit on up to 360,400 grafts per year;

•
Announced that the FDA has accepted for filing the BLA for MACI™ (matrix applied characterized autologous cultured chondrocytes), the company’s investigational third-generation autologous cultured chondrocyte implant intended for the treatment of symptomatic full-thickness cartilage defects of the knee in adult patients;

•	Announced a long-term supply agreement with Matricel GmbH for the collagen membrane used in the production of MACI;

•
Achieved 14% growth in total Carticel® (autologous cultured chondrocytes) and Epicel net product revenues for 2015 over pro-forma Carticel and Epicel revenues for 2014, and 5% growth in total Carticel and Epicel net product revenues in the fourth quarter versus the fourth quarter of 2014;

•	Achieved 60% and 24% growth in Epicel net product revenues for 2015 and the fourth quarter, respectively, versus the same periods in 2014; and

•	Entered into a $10 million credit facility and $5 million term loan agreement with Silicon Valley Bank.
“2015 was an extremely productive year during which we completed our corporate transformation into a sustainable and growing commercial enterprise, substantially increased revenues and gross margins, and made significant progress on our clinical and regulatory objectives that we expect will drive current and long-term growth for the company,” said Nick Colangelo, president and CEO of Vericel. “We believe that we have positioned the company as one of the leading cell therapy and regenerative medicine companies in the industry.”

Financial Highlights
Total revenues for the fourth quarter and year ended 2015 were generated primarily from net sales of Carticel implants and surgical kits and Epicel, which were acquired on May 30, 2014 as part of the acquisition of Sanofi’s cell therapy and regenerative medicine business.
Total net revenues for the quarter ended December 31, 2015 were approximately $15.4 million and included approximately $11.3 million of net sales of Carticel implants and surgical kits and approximately $4.1 million of net sales of Epicel. Total Carticel and Epicel net product revenues in the fourth quarter increased approximately 5% over the same period in 2014.
Total net revenues for the year ended December 31, 2015 were approximately $51.2 million, including approximately $35.2 million of net sales of Carticel implants and surgical kits and approximately $15.2 million of net sales of Epicel. Total Carticel and Epicel net product revenues for 2015 increased approximately 14% over pro-forma Carticel and Epicel net product revenues for 2014. Total revenues for the quarter and year ended December 31, 2015 included approximately $0.1 million and $0.7 million of sales, respectively, from our Marrow Donation business which ceased operations in December, 2015.
Gross profit for the quarter and year ended December 31, 2015 was $8.2 million, or 53% of net product sales, and $24.7 million, or 48% of net product sales, respectively, compared to $8.0 million, or 54% of net product sales, and $11.5 million, or 40% of net product sales, for the quarter and year ended December 31, 2014, respectively.
Research and development expenses for the quarter and year ended December 31, 2015 were $7.4 million and $18.9 million, respectively, versus $5.8 million and $21.3 million for the same periods in 2014.  The increase in research and development expenses in the fourth quarter is primarily due to additional research, development and regulatory costs incurred for the Biologics License Application (BLA) for MACI and Humanitarian Device Exemption (HDE) supplement submitted in December 2015 to revise the labeled indications for use of Epicel, which included $2.2 million in regulatory consulting expenses and a Prescription Drug User Fee Act (PDUFA) filing fee of $2.4 million paid in the fourth quarter of 2015.
The decrease in full-year research and development expenses is primarily due to a reduction in expenses associated with the ixCELL-DCM clinical trial, which completed enrollment in January 2015, and other clinical trial expenses, and a $3.2 million payment in 2014 to the former shareholders of Verigen pursuant to a settlement agreement that eliminated all future milestone payments related to the development and commercialization of MACI in the United States.
Selling, general and administrative expenses for the quarter and year ended December 31, 2015 were $5.7 million and $22.5 million, respectively, compared to $4.5 million and $13.8 million for the same periods in 2014. The increase in SG&A expenses is primarily due to Vericel being a commercial business for all of 2015 compared to only seven months in 2014, as well as an increase in sales and marketing expenses associated with Carticel and Epicel and strategic planning activities for MACI.
Loss from operations for the quarter and year ended December 31, 2015 was $5.0 million and $16.7 million, respectively, compared to $2.3 million and $23.5 million for the same periods a year ago. The operating loss for the quarter ended December 31, 2015 included $2.2 million for MACI BLA and Epicel HDE supplement regulatory consulting expenses and a $2.4 million PDUFA filing fee for MACI. Excluding these one-time expenses, the company would have had an adjusted operating loss of $0.4 million in the fourth quarter. Material non-cash items impacting the operating loss for the quarter and year included $0.6 million and $2.7 million, respectively, of stock-based compensation expense and $0.4 million and $1.6 million, respectively, in depreciation and amortization expense.
Other income (expense) for the quarter and year ended December 31, 2015 was less than $0.1 million and $0.3 million, respectively, compared to less than ($0.1) million and $3.6 million for the same periods in 2014. The change in other income for the quarter is primarily due to a decrease in the fair value of warrants in the fourth quarter of 2015 compared to the same period in 2014. The decrease in other income for the full year 2015 is primarily due to a bargain purchase gain of $3.5 million recognized in 2014 and a decrease in the fair value of warrants in 2015 compared to 2014.
Vericel reported a net loss for the quarter and year ended December 31, 2015 of $4.9 million, or $0.28 per share, and $16.3 million, or $0.97 per share, respectively, compared to a net loss of $2.4 million, or $0.17 per share, and $19.9 million, or $2.23 per share, for the same periods in 2014.
As of December 31, 2015, the company had $14.6 million in cash and cash equivalents compared to $30.3 million in cash and cash equivalents at December 31, 2014.
Conference Call Information
Today's conference call will be available live at 8:00am Eastern time in the Investors section of the Vericel website at http://investors.vcel.com/events.cfm.  Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary.  To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's fourth-quarter 2015 investor conference call.  If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events.cfm until March 14, 2017. A replay of the call will also be available until 11:59 pm (EST) on March 18, 2016 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 55599059.
About Vericel Corporation
Vericel Corporation is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions. The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area. Vericel is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit the company’s website at www.vcel.com.
Epicel® and Carticel® are registered trademarks and MACI™ is a trademark of Vericel Corporation. ©2016 Vericel Corporation. All rights reserved.

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission. Vericel’s management believes that adjusted operating loss or profit described in the release, or operating profit adjusted for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel's underlying performance, business and performance trends, and helps facilitate period to period comparisons. However, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.
This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, integration of the acquired business, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues, market demand for our products, financial projections, opportunities for growth and our ability to supply or meet customer demand for our products or to generate a return on Epicel.  These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 25, 2015, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:
Chad Rubin
The Trout Group
crubin@troutgroup.com
(646) 378-2947
or
Lee Stern
The Trout Group
lstern@troutgroup.com
(646) 378-2922

VERICEL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$14,581	$30,343
Accounts receivable (net of allowance for doubtful accounts of $68 and $40, respectively)	10,919	8,191
Inventory	1,379	1,920
Other current assets	464	1,036
Total current assets	27,343	41,490
Property and equipment, net	4,049	2,892
Intangible assets	2,917	3,197
Total assets	$34,309	$47,579
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,588	$5,824
Accrued expenses	3,603	4,714
Warrant liabilities	757	1,081
Other	160	210
Total current liabilities	12,108	11,829
Long term debt	71	109
Total liabilities	12,179	11,938
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series A non-voting convertible preferred stock, no par value: shares authorized and reserved — 1; shares issued and outstanding — 1	3,150	—
Series B-2 voting convertible preferred stock, no par value: shares authorized and reserved — 39, shares issued and outstanding — 12	38,389	38,389
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 23,789 and 23,786, respectively	307,766	305,008
Treasury stock — 1,250 shares	(3,150)	—
Other comprehensive loss	—	(71)
Accumulated deficit	(324,025)	(307,685)
Total shareholders’ equity	22,130	35,641
Total liabilities and shareholders’ equity	$34,309	$47,579

VERICEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Product sales	$15,420	$14,706	$51,168	$28,796
Total revenues	15,420	14,706	51,168	28,796
Costs and expenses:
Cost of product sales	7,229	6,752	26,470	17,293
Gross profit	8,191	7,954	24,698	11,503
Research and development	7,404	5,794	18,890	21,263
Selling, general and administrative	5,744	4,506	22,479	13,774
Total operating expenses	13,148	10,300	41,369	35,037
Loss from operations	(4,957)	(2,346)	(16,671)	(23,534)
Other income (expense):
Decrease (increase) in fair value of warrants	68	127	324	(27)
Bargain purchase gain	—	—	—	3,473
Foreign currency translation gain (loss)	(72)	(2)	(67)	152
Interest income	7	15	36	24
Other income (expense)	47	(162)	47	(2)
Interest expense	(3)	(2)	(9)	(6)
Total other income (expense)	47	(24)	331	3,614
Net loss	$(4,910)	$(2,370)	$(16,340)	$(19,920)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.28)	$(0.17)	$(0.97)	$(2.23)
Weighted average number of common shares outstanding (Basic and Diluted)	23,681	23,786	23,760	11,642

RECONCILIATION OF REPORTED LOSS FROM OPERATIONS (GAAP) TO ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE) - UNAUDITED

Three Months Ended December 31,
(In thousands)	2015
Loss from operations	$(4,957)
BLA and HDE regulatory consulting expenses	2,162
PDUFA filing fee	2,374
Adjusted operating profit (non-GAAP)	$(421)